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                                                            OMB APPROVAL
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--------                                            OMB Number:  3235-0104
 FORM 3                                             Expires: September 30, 1998
--------                                            Estimated average burden
                                                    hours per response .... 0.5
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               UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

   Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
      Section 17(a) of the Public Utility Holding Company Act of 1935 or
             Section 30(f) of the Investment Company Act of 1940

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
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 1. Name and Address of Reporting Person   2. Date of Event Requiring    4. Issuer Name and Ticker or        6. If Amendment, Date
                                              Statement                     Trading Symbol                      of Original
Bailey, Malcolm L.                            (Month/Day/Year)            Eye Technology, Inc.          EYTC    (Month/Day/Year)
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     (Last)     (First)     (Middle)             5/19/98                 5. Relationship of Reporting        -----------------------
 16 South Market Street                    ----------------------------      Person to Issuer                7. Individual or Joint/
----------------------------------------   3. I R S or Social Security     (Check all applicable)               Group Filing (Check
             (Street)                         Number of Reporting          X   Director       10% Owner         Applicable Line)
                                              Person (Voluntary)         -----           -----                   X  Form filed by
 Petersburg, Virginia  23803                                               X   Officer        Other (specify    --- One Reporting
--------------------------------------                                   -----           -----      below)          Person
      (City)      (State)      (Zip)       ----------------------------  (give title below)                         Form filed by
                                                                                                                --- More than One
                                                                         ------------------------------             Reporting Person
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            TABLE I -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
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 1. Title of Security                         2. Amount of Securities         3. Ownership Form:         4. Nature of Indirect
    (Instr. 4)                                   Beneficially Owned              Direct (D) or              Beneficial
                                                 (Instr. 4)                      Indirect (I)               Ownership (Instr. 5)
                                                                                 (Instr. 5)
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*If the form is filed by more than one reporting person, see Instruction 5(b)(v).
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)

                           (Print or Type Responses)
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FORM 3 (CONTINUED)               Table II -- Derivative Securities Beneficially Owned
                            (e.g., puts, calls, warrants, options, convertible securities)

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1. Title of Derivative Security  2. Date            3. Title and Amount of         4. Conver-    5. Owner-   6. Nature of Indirect
   (Instr. 4)                       Exercisable and    Securities Underlying          sion or       ship        Beneficial Ownership
                                    Expiration Date    Derivative Security            Exercise      Form of     (Instr. 5)
                                    (Month/Day/        (Instr. 4)                     Price of      Deriv-
                                    Year)                                             Deri-         ative
                                                                                      vative        Security:
                                                                                      Security      Direct
                                 -------------------------------------------------                  (D) or
                                 Date      Expira-                       Amount or                  Indirect (I)
                                 Exercis-  tion             Title        Number                     (Instr. 5)
                                 able      Date                          of Shares

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Series B Preferred Stock         (1)                    Common Stock      82,000      3280 for 1       D
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Explanation of Responses:

  Mr. Bailey became a director of the Issuer on May 19, 1998 and the President of the Issuer on October 16, 1998.

  (1) Exercisable immediately upon approval by the Issuer's stockholders of an increase in the authorized number of shares of common stock.


                                                                                    /s/ MALCOLM S. BAILEY              11/10/98
**Intentional misstatements or omissions of facts constitute Federal Criminal      -------------------------------   -------------
  Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                           **Signature of Reporting Person        Date

Note. File three copies of this Form, one of which must be manually signed.                                                   Page 2
  If space provided is insufficient, see instruction 6 for procedure.

                           (Print or Type Responses)

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